Exhibit 10.1

March 26, 2012

Mr. Duncan L. Niederauer

NYSE Euronext

11 Wall Street

New York, New York 10005

Dear Duncan:

We are pleased to offer you this amended and restated agreement (this “Agreement”) with NYSE Euronext, a Delaware corporation (together with its successors and assigns, the “Company”), which upon countersignature by you shall become binding between you and the Company (each, a “Party”).

1. Employment; Duties.

(a) As of the date hereof (the “Effective Date”), the Company hereby continues to employ you, and you hereby agree to continue employment, as an employee of the Company for the duration of the “Term” (as defined in Section 2 below).

(b) During the Term, you shall (i) serve as the Chief Executive Officer of the Company and its Affiliates (as defined in Section 12(a)) and, subject to the vote of the stockholders of the Company, a member of the Board of Directors of the Company (the “Board”); (ii) have all authorities, powers, duties and responsibilities set forth for the Chief Executive Officer in the Amended and Restated Bylaws of NYSE Euronext dated as of March 14, 2011, in the Amended and Restated Certificate of Incorporation of NYSE Euronext dated as of April 4, 2007, in the Resolutions of the Board of Directors of NYSE Euronext dated June 7, 2007, as well as all authority, powers, duties and responsibilities customarily and historically exercised by an individual serving in those positions at the Company and its predecessors or an entity of the size and nature of the Company (taking into account the authorities, duties and responsibilities of any non-Executive Chairman of the Company); (iii) be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair, diminish or interfere with your ability to discharge, the foregoing duties and responsibilities; and (iv) report directly to the Board. During the Term, your principal office, and principal place of employment, shall be at the Company’s principal executive offices in New York City, but you acknowledge and agree that the performance of your duties hereunder may require significant business travel.

(c) During the Term, you shall devote substantially all of your business time, attention and ability to the proper discharge of your duties hereunder and shall not be employed in any other capacity without the prior written consent of the Board.

2. Term. The Term commenced as of May 29, 2008 and shall end on the date of your termination of employment in accordance with Section 5 of this Agreement.

3. Compensation and Benefits.

(a) Base Salary. During the Term, you shall receive a base salary (“Base Salary”) of no less than the amount set forth on Appendix A, per annum, payable in accordance with the Company’s standard payroll practices but no less frequently than monthly. Your Base Salary shall be reviewed no less frequently than annually during the Term for discretionary increase, effective January 1 of the year of increase. After any such increase, the term “Base Salary” as utilized in this Agreement shall thereafter refer to the increased amount. Your Base Salary shall not be decreased during the Term without your prior written consent.

(b) Annual Bonus. During the Term, you shall be eligible to receive an annual bonus, which shall be determined by the Human Resources and Compensation Committee of the Board of Directors (the “Committee”), in its discretion, with a target bonus opportunity of no less than the amount set forth on Appendix A per calendar year (the “Target Bonus”). Your Target Bonus shall be reviewed no less frequently than annually during the Term for discretionary increase, effective January 1 of the year of increase. After such increase, the term “Target Bonus” shall thereafter refer to the increased amount. Your annual bonus shall be paid in cash, equity-based compensation awards or a combination thereof (provided that (i) the proportion paid in cash shall be no less than one third, unless the proportion of annual bonuses paid in cash to other U.S. senior executives generally is less than one third and (ii) the terms and conditions of any cash or equity-based award shall be no less favorable to you than those applying to corresponding awards to other U.S. senior executives generally), subject to any valid deferral election by you, no later than March 15 of the calendar year following the year for which it is earned pursuant to the terms of the Company’s annual incentive plan.

(c) Long Term Incentive Awards. During the Term, you shall be eligible to receive long term incentive compensation awards in amounts, in forms and on terms and conditions no less favorable than those provided to other U.S. senior executives of the Company generally; provided that in each of calendar years 2012, 2013, 2014 and 2015 you shall be entitled to receive a time-vesting long term incentive award and a performance-vesting long term incentive award on terms and conditions that are no less favorable to you than those set forth in Appendix A.

(d) Withholding. The Company shall withhold all applicable Federal, state and local taxes and other amounts as may be required by law or agreed upon by the Parties with respect to compensation payable to you pursuant to this Agreement.

(e) Vacation. You shall be entitled during the Term to the number of weeks of vacation per calendar year provided to U.S. senior executives of the Company generally, but in no event fewer than four weeks’ vacation per calendar year.

(f) Employee Benefits. During the Term, you will participate in all employee benefit plans, programs and arrangements, expense reimbursement arrangements, and all perquisites and fringe benefits, that are generally available to U.S. senior executives of the Company (the “Company Arrangements”), on terms and conditions no less favorable to you than those applying to other U.S. senior executives of the Company generally. The Company shall also provide you with the use of a car and driver.

(g) D&O Insurance. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and for six years thereafter, providing coverage that is no less favorable to you in any respect (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former officer or director of the Company.

(h) Indemnification. The Company shall indemnify you and advance expenses to you to the extent similarly situated U.S. senior executives of the Company are indemnified and advanced expenses in accordance with the Company’s bylaws as in effect from time to time, and following termination of your employment, you shall continue to be afforded such rights on terms and conditions no less favorable than active U.S. senior executive officers.

(i) Contingent Cutback.

(i) If the aggregate of all amounts and benefits due to you (or your beneficiaries), under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its Affiliates (or any payments, benefits or entitlements by or on behalf of any person or entity that effectuates a related transaction) (collectively, “Change in Control Benefits”), would cause you to have “parachute payments” as such term is defined in and under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would result in the imposition of excise taxes pursuant to Section 4999 of the Code, the Company will reduce such payments and benefits so that the Parachute Value of all Change in Control Benefits, in the aggregate, equals the Safe Harbor Amount minus $1,000.00, but only if, by reason of such reduction, the Net After-Tax Benefit shall exceed the Net After-Tax Benefit if such reduction were not made (the “Required Reduction”). The determinations with respect to this Section 3(i)(i) shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be a nationally-recognized United States public accounting firm chosen, and paid for, by the Company and approved by you (which approval shall not be unreasonably withheld or delayed). Notwithstanding any provision to the contrary in this Agreement or in any other applicable agreement or plan, any reduction in payments required under this Section 3(i) shall be implemented as follows: first; by reducing any payments to be made to you under Sections 6(b)(ii) and 6(b)(iii) below; second; by reducing any other cash payments to be made to you; third; by cancelling any outstanding equity-based compensation awards that are subject to performance vesting (“Performance-Based Equity”), the performance goals for which have not been met prior to the Termination Date or if later the date of the occurrence of the Change of Control; fourth, by cancelling the acceleration of vesting of (i) any of your outstanding Performance-Based Equity the performance goals for which were met as of the Termination Date or if later the date of the occurrence of the Change of Control, and (ii) any of your outstanding equity awards not subject to performance vesting, including, without limitation, the acceleration of vesting of any such awards pursuant to Section 6(b)(iv) or (vi) below and fifth, by eliminating the Company’s payment of the cost of any post-termination continuation of medical or dental benefits for you and your dependents. In the case of the reductions to be made pursuant to each of the above- mentioned clauses, the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning section 280G(b)(2)(A) of the Code, and (y) only to the extent necessary to achieve the Required Reduction.

(ii) It is possible that after the determinations and selections made pursuant to Section 3(i)(i) you will receive Change in Control Benefits that are, in the aggregate, either more or less than the limitations provided in Section 3(i)(i) above (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then you shall refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the rate that is 120% of the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of your receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (x) by arbitration under Section 8 below, (y) by a court of competent jurisdiction, or (z) by the Auditor upon request by you or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within 10 days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the rate that is 120% of the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

(iii) All determinations made by the Auditor under this Section 3(i) shall be binding upon the Company and you and shall be made as soon as reasonably practicable following the event giving rise to the Change in Control Benefits, or such later date on which a Change in Control Benefit has been paid or a request under clause (z) of Section 3(i)(ii) has been made.

(iv) Definitions. The following terms shall have the following meanings for purposes of this Section 3(i).

“Net After-Tax Benefit” means the present value (as determined in accordance with Section 280G(d)(4) of the Code) of the Change in Control Benefits net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as you certify as likely to apply to you in the relevant tax year(s).

“Parachute Value” of a Change in Control Benefit shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Change in Control Benefit that constitutes a “parachute payment” under Section 280G(b)(2) of the Code and its implementing regulations, as determined by the Auditor for purposes of determining whether and to what extent the Parachute Tax will apply to such Change in Control Benefit.

The “Safe Harbor Amount” means 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Code and its implementing regulations.

(j) 409A Compliance.

(i) Full Compliance. It is the intent of the Parties that all compensation and benefits payable or provided to you (whether under this Agreement or otherwise) shall fully comply with the requirements of Section 409A of the Code, including Section 409A-3(i)(1)(v). Within the time period permitted by the applicable Treasury Regulations, the Company may, subject to your written approval (such approval not to be unreasonably withheld), modify the Agreement, in the least restrictive manner necessary without diminution of value, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on you pursuant to Section 409A of the Code. Notwithstanding anything contained herein to the contrary, a termination of your employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A of the Code upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and the payment thereof prior to a “separation from service” would violate Section 409A of the Code. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “Termination Date” or like terms shall mean “separation from service.” In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to you pursuant to this Agreement or otherwise shall be construed as a separate identified payment for purposes of Section 409A of the Code and whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within 45 days of the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(ii) Specified Employee. Notwithstanding anything contained in this Agreement to the contrary, if you are a “specified employee” (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409-3(i)(2)) as of the date that you have experienced a “separation from service” (within the meaning of Section 409A of the Code), and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first 6 months following the Termination Date shall be paid or provided to you in a lump sum cash payment to be made on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which the Termination Date occurs.

4. Non-competition and Non-solicitation. You agree that during your employment with the Company and for the 12-month period of time immediately following the termination of your employment with the Company, you will not, without the prior written consent of the Board of Directors of the Company, directly or indirectly:

(a) own, control, manage, loan money to, represent, render any service or advice to or act as an officer, director, employee, agent, representative, partner or independent contractor of any securities exchange, “ECN” or other such entity or similar direct seller of market data in the financial services business, whose business competes with the businesses of the Company or its majority-owned subsidiaries, in North America or Europe as such businesses were being conducted, or which the Company was actively planning to enter, at the time of the breach or alleged breach if the breach or alleged breach occurs during your employment or on the date of your termination of employment if the breach or alleged breach occurs thereafter (“Competitive Activities”); provided, however, that (i) the foregoing shall not prohibit you from passive ownership of securities in any publicly traded company that is engaged in any such business as long as you do not own five percent (5%) or more of any class of the equity securities of such company, and (ii) nothing in this Agreement shall preclude you from accepting employment with, or providing services to, any entity that engages in Competitive Activities so long as you work solely in a subsidiary, division or other distinct unit of such any entity, including an Affiliate, that does not engage, and is not actively planning to engage, in Competitive Activities;

(b) solicit, induce, influence, encourage, or attempt to solicit, induce, influence or encourage, either directly or indirectly, any person who is, at the time of such solicitation, inducement, influence, encouragement or attempt, or was during the previous six months, employed by the Company to terminate his or her employment relationship with the Company or hire or employ or engage any such person or otherwise interfere with any such person’s employment by or association with the Company;

(c) induce, influence, encourage, or attempt to induce, influence or encourage, either directly or indirectly, any third party to terminate such party’s business relationship with the Company or otherwise interfere with any business or contractual relationship of the Company; or

(d) serve as a board member on any board of directors of any company engaged in Competitive Activities, except as provided in Section 4(a)(ii).

You acknowledge and agree that: (i) the purposes of the foregoing covenants are to protect the goodwill and confidential or proprietary information and trade secrets of the Company, and to prevent you from interfering with the business of the Company; (ii) it would be impractical and excessively difficult to determine the actual damages of the Company in the event you breach any of the covenants of this Section 4; (iii) remedies at law for any breach of your obligations under this Section 4 would be inadequate; and (iv) the terms of the covenants are sufficiently limited to protect the legitimate interests of the Company and impose no undue hardship on you.

You therefore agree that if you commit any breach of a covenant under this Section 4 or threaten to commit any such breach, the Company shall have the right (in addition to any other right or remedy that may be available to it) to injunctive relief from a court of competent jurisdiction located in the State of New York or otherwise, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 4 finally determined by a court of competent jurisdiction to be unenforceable, this Agreement or any provision hereof shall be reformed so that it is enforceable to the maximum extent permitted by law.

5. Termination. Your employment hereunder, and the Term, shall terminate upon the first to occur of the following events:

(a) Death. You die.

(b) Disability. You have been unable, for 120 or more days out of 180 consecutive days, to perform your duties under this Agreement, as a result of physical or mental illness, injury or incapacity, and the Company shall have communicated to you, by written notice, the fact of your termination, which termination shall be effective on the 30th day after receipt of such notice by you, unless you return to full-time performance of your duties hereunder prior to such 30th day. Upon the timely request and at the expense of Company, any such physical or mental illness, injury or incapacity shall be confirmed by an independent medical professional acceptable to both Parties, before your employment can be terminated for disability.

(c) For Cause. Your employment hereunder may only be terminated by the Company for Cause by complying with the provisions of this Section 5(c).

(i) You shall be given written notice by the Board of its intention to terminate you for Cause, such notice (x) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (y) to be given no later than 90 days after the Board, as a whole, is first made aware of such circumstances. The question of whether Cause existed may be challenged through arbitration in accordance with Section 8.

(ii) For purposes of this Agreement, “Cause” shall mean: (1) your conviction, or a plea of nolo contendere, to a felony involving moral turpitude; (2) willful misconduct or gross neglect by you resulting, in either case, in material harm to the Company; (3) a willful continued failure by you to carry out the reasonable and lawful directions of the Board; (4) fraud, embezzlement, theft or dishonesty of a material nature by you against the Company or a willful violation by you of a policy or procedure of the Company that has been communicated in writing to you, resulting, in any case, in material harm to the Company; or (5) a willful material breach by you of Section 4 of this Agreement, which breach is not cured by you on 30 days written notice from the Board requesting cure. An act or failure to act shall not be “willful” if (x) done by you in good faith or (y) you reasonably believed that such action or inaction was in the best interests of the Company.

(d) Without Cause. The Company may terminate your employment hereunder at any time, for any reason or no reason, by giving you four weeks’ prior written notice of the termination. No such termination of your employment hereunder shall be deemed a breach of this Agreement.

(e) For Good Reason. You may terminate your employment hereunder for “Good Reason,” which, for purposes of this Agreement shall mean, without your prior written consent, the occurrence of any of the following events or actions: (1) a material reduction of your Base Salary or Target Bonus, which for this purpose shall mean one or more reductions that, individually or in the aggregate, exceed 5% of your highest Base Salary or Target Bonus, as applicable, excluding any reduction applicable equally to all U.S. senior executives following an extraordinary decline in the Company’s earnings, share price or public image; (2) an actual non-temporary relocation of your principal office to a location that is more than 50 miles from New York, NY where such relocation is not occasioned by exigent health and safety conditions; (3) a material negative and non-temporary change, diminution or reduction, for any reason including any such change by reason of a Change in Control, in your authority, powers, titles, reporting relationship, responsibilities or duties as Chief Executive Officer as set forth in this Agreement, including, by way of example, requiring a reporting relationship to an Executive Chairman, or other reporting relationship that has the practical effect of materially diminishing your current authority, powers, duties or responsibilities, or assigning you duties that are materially and negatively inconsistent with your position as Chief Executive Officer, in either case, of a magnitude that changes the fundamental current character of your job as Chief Executive Officer to such an extent as to constitute a de facto demotion; (4) a change in your reporting so that you cease to report to the Board of Directors of the Company (or, after a Change in Control (as defined in the 2008 Stock Incentive Plan) and if applicable, the Board of Directors of the ultimate parent of the Company); (5) failure to nominate you as a Director at the first election following your removal from the Board; (6) failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; or (7) a material breach by the Company of this Agreement. In order to invoke a termination for Good Reason, you shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (1) through (7) within 90 days following your knowledge of the initial existence of such condition or conditions (the “Good Reason Notice”), and the Company shall have 30 days following receipt of such Good Reason Notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, you must terminate employment, if at all, within two years following the existence of the condition for which the Good Reason Notice is given in order for such termination as a result of such condition to constitute a termination for Good Reason.

(f) Without Good Reason. You may terminate your employment hereunder at any time, for any reason or no reason, by giving four weeks’ prior written notice of termination to the Company. No such termination of your employment hereunder shall be deemed a breach of this Agreement.

6. Benefits Upon Termination of Your Employment. In the event that your employment hereunder is terminated, for any or no reason, you shall be entitled to the following compensation and benefits:

(a) Any Termination. On any termination of your employment hereunder, you shall be entitled to the following benefits:

(i) prompt payment of any accrued but unpaid Base Salary through the date that your employment terminates (such date, the “Termination Date”), payable no later than the first regularly scheduled payroll date following the Termination Date;

(ii) prompt lump-sum payment in respect of your accrued but unused vacation days, payable as soon as practicable following the Termination Date;

(iii) prompt payment of any bonuses that were earned but not yet paid or deferred as of the Termination Date, payable on the dates that such amounts would have been paid had your employment continued through the date of such payments; and

(iv) any other or additional payment, entitlement and/or benefit in accordance with the applicable terms of any plan, policy, program or arrangement of, or any agreement with, the Company or any Affiliate of the Company.

(b) Termination without Cause or with Good Reason. In the event that your employment hereunder is terminated (x) by the Company (other than for Cause in accordance with Section 5(c) or by reason of your disability in accordance with Section 5(b)) or (y) by you with Good Reason in accordance with Section 5(e), you shall receive the following benefits, provided, except as set forth in Section 6(b)(i) below, that you execute (within 30 days after the Termination Date), and do not timely revoke in accordance with its terms, a release that is in the form attached hereto as Appendix B, with such modifications as may be necessary to comply with applicable law:

(i) the benefits described in Section 6(a) (you will receive these benefits regardless of whether you execute a release);

(ii) a lump-sum payment, in cash, equal to the product obtained by multiplying (A) an annual bonus for the calendar year of your termination, determined on the basis of Committee’s determination of the achievement of the applicable performance metrics for such calendar year (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of the Company generally) as if you had remained employed until the date annual bonuses are paid by the Company, times (B) a fraction whose numerator equals the number of days you were employed during such calendar year and whose denominator is 365, such payment to be made at the time annual bonuses are paid by the Company (but in no event later than March 15 of the following calendar year);

(iii) a lump sum cash amount equal to two times the sum of (1) the greater of (x) the Base Salary in effect on the Termination Date or (y) the Base Salary immediately prior to any reduction that would constitute Good Reason, plus (2) the greater of (a) the Target Bonus in effect on the Termination Date or (b) the Target Bonus immediately prior to any reduction that would constitute Good Reason payable within 45 days of the Termination Date, in no event discounted to reflect the present value;

(iv) any equity-based compensation awards granted with respect to an annual bonus, including with respect to any bonus payable in accordance with Section 6(a)(iii), shall become fully vested and non-forfeitable as of the Termination Date (and, in the case of restricted stock or restricted stock units, with prompt delivery of freely transferable shares);

(v) you shall vest in a number of other equity-based compensation awards under the Company’s long-term incentive plans that are subject to performance vesting conditions equal to the product obtained by multiplying (A) the number of shares or units subject to such awards, determined on the basis of the Committee’s determination at the end of the performance period of the achievement of the applicable performance metrics for such performance period (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of the Company generally) as if you had remained employed until the date such awards would otherwise vest or be settled by the Company (and, in the case of restricted stock or restricted stock units, with delivery of freely transferable shares at the time such shares would have been delivered had you remained employed on the delivery date), times (B) a fraction, whose numerator equals the number of days you were employed during the applicable performance period and whose denominator is the total number of days in the applicable performance period;

(vi) as of the Termination Date, you shall vest in the equity-based compensation awards under the Company’s long-term incentive plans that are subject to time-based vesting conditions as if you had remained employed through the vesting date for the award in question immediately following the Termination Date (and, in the case of restricted stock or restricted stock units, with prompt delivery of freely tradable shares); and

(vii) all health and life insurance benefits will continue through the second anniversary of the Termination Date (the “Continuation Period”) at the same level as such benefits were provided to you immediately prior to the Termination Date; provided, however, that, the Company will provide such health care benefits during the Continuation Period in such a manner that complies with applicable law and ensures that such benefits are no more expensive to you in any way than the active employee cost, including but not limited to, through the purchase of individual insurance coverage; provided, further, however, that if you become re-employed with another employer and are eligible to receive health care and/or life insurance benefits under another employer-provided plan, the health care benefits provided hereunder shall be secondary, and the life insurance benefits shall be supplemental, to those provided under such other plan during the Continuation Period.

(c) Termination for Death or Disability. In the event your employment hereunder is terminated by reason of your death or disability (in accordance with Section 5(b)), you shall receive the following benefits:

(i) the benefits described in Section 6(a);

(ii) a lump-sum payment, in cash, equal to the product obtained by multiplying (A) an annual bonus for the calendar year of your termination, determined on the basis of Committee’s determination of the achievement of the applicable performance metrics for such calendar year (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of the Company generally) as if you had remained employed until the date annual bonuses are paid by the Company, times (B) a fraction whose numerator equals the number of days you were employed during such calendar year and whose denominator is 365, such payment to be made at the time annual bonuses are paid by the Company (but in no event later than March 15 of the following calendar year);

(iii) any equity-based compensation awards granted with respect to an annual bonus, including with respect to any bonus payable in accordance with Section 6(a)(iii), shall become fully vested and non-forfeitable as of the Termination Date (and, in the case of restricted stock or restricted stock units, with prompt delivery of freely transferable shares);

(iv) you shall vest in a number of other equity-based compensation awards under the Company’s long-term incentive plans that are subject to performance vesting conditions equal to the product obtained by multiplying (A) the number of shares or units subject to such awards, determined on the basis of the Committee’s determination at the end of the performance period of the achievement of the applicable performance metrics for such performance period (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of the Company generally) as if you had remained employed until the date such awards would otherwise vest or be settled by the Company (and, in the case of restricted stock or restricted stock units, with delivery of freely transferable shares at the time such shares would otherwise have been delivered had you remained employed on the delivery date), times (B) a fraction, whose numerator equals the number of days you were employed during the applicable performance period and whose denominator is the total number of days in the applicable performance period; and

(v) as of the Termination Date, you shall vest in the equity-based compensation awards under the Company’s long-term incentive plans that are subject to time-based vesting conditions as if you had remained employed through the vesting date for the award in question immediately following the Termination Date (with prompt delivery of freely tradable shares therewith).

(d) No Mitigation; No Offset. In the event of any termination of your employment hereunder, you shall have no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset or recoupment against amounts, benefits or entitlements due to you under this Agreement on account of (x) any claim that the Company or any of its Affiliates may have against you or (y) any remuneration or other benefit earned or received by you after such termination.

7. Notices. Any notice, consent, demand, request, or other communication given to a Person (as defined in Section 12(a)) in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person or (y) provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 7).

If to the Company:	NYSE Euronext 11 Wall Street New York, New York 10005 Attn: General Counsel

If to you:	The address of your principal residence as it appears in the Company’s records, with a copy to you (during the Term) at your office in New York, New York

If to any of your beneficiaries:	The address most recently specified by you or by such beneficiary.

With a copy to your counsel	Morrison Cohen LLP 909 Third Avenue, 27th Floor New York, New York 10022 Attn: Robert M. Sedgwick

8. Resolution of Disputes. Any Claim (as defined in Section 12(a)) arising out of or relating to this Agreement, any other agreement between you and the Company or any of its Affiliates, your employment with the Company, or any termination thereof (a “Covered Claim”) shall be resolved by binding confidential arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 8. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Subject to a cap of $50,000, the Company shall promptly reimburse all reasonable costs and expenses (including, without limitation, attorneys’ fees and other charges of counsel) incurred by you or your beneficiaries in resolving such Covered Claim (but in any event no less than 15 days after resolution), provided that you substantially prevail on the Covered Claim at issue.

9. Severability of Provisions. If any provision of this Agreement shall be declared by any court or arbitrator of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable.

10. Entire Agreement; Modification; Inconsistencies.

(a) This Agreement, including its Appendices, contains the entire understanding and agreement between the Parties concerning the specific subject matter hereof and supersedes in its entirety, as of the date it is executed by the Parties, any prior understanding or agreement between the Parties concerning the specific subject matter hereof.

(b) No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by you and by an authorized representative of the Company. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

(c) In the event of any conflict between any provision of this Agreement and any provision of any employee handbook, employment application, personnel manual, program, policy, arrangement, agreement, plan, or corporate governance document of the Company or any of its Affiliates, the provisions of this Agreement shall control unless you otherwise agree in writing that the provision of such handbook, application, manual, program, policy, arrangement, agreement, plan or document governs in a manner that expressly refers to the provision of this Agreement that you are waiving.

11. Assignability; Binding Nature.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in your case) and assigns.

(b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

(c) None of your rights or obligations under this Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or by operation of law, except that you shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving written notice thereof to the Company.

12. Miscellaneous.

(a) For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; and “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

(b) In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

(c) This Agreement shall be governed, construed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of New York without regard to principles of conflict of laws.

(d) This Agreement can only be terminated on or after the Termination Date, provided that, except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement and your employment hereunder.

(e) The headings of Sections and subsections of this Agreement are inserted for convenience only and shall not affect any interpretation of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

If this letter agreement meets with your approval, please execute the enclosed copy of this letter and return it to the General Counsel as soon as possible. Signatures delivered by facsimile shall be effective for all purposes.

Sincerely,

NYSE EURONEXT

By:	/s/ Jan-Michiel Hessels
Jan-Michiel Hessels
Chairman of the Board of Directors

By:	/s/ James J. McNulty
James J. McNulty
Chairman of the Human Resources and Compensation Committee

AGREED AND ACCEPTED:

/s/ Duncan L. Niederauer
Duncan L. Niederauer
Date: March 26, 2012

Appendix A

Annual Base Salary	$1,000,000

Annual Bonus Target	$5,000,000

Annual Time-Vesting LTIP Award

To be granted in February of 2012, 2013, 2014 and 2015, provided that you remain employed with the Company on the date of grant. Each award shall have a 3 year cliff vest.

For each award, your target will be a number of restricted stock units with a grant date fair market value equal to $3,000,000 (rounded to the nearest number of whole units), provided, however, that such grant date amount shall be subject to upward or downward whole-unit adjustments on the date of grant in the Committee’s discretion, based on Company and individual performance.

Annual Performance-Vesting LTIP Award

•        To be granted in February of 2013, 2014 and 2015, provided that you remain employed with the Company on the date of grant.

•        2012 grant to be approved by March 30, 2012 and granted after the earnings release in May 2012, provided that you remain employed with the Company on the date of grant.

•        Each award shall have a 3 year performance period (the “Performance Period”):

•    For grants in 2012: 1/1/12 – 12/31/14

•    For grants in 2013: 1/1/13 – 12/31/15

•    For grants in 2014: 1/1/14 – 12/31/16

•    For grants in 2015: 1/1/15 – 12/31/17

Grant Date Amount: For each award, a number of performance share units (“PSUs”) with a grant date fair market value equal to $3,000,000 (rounded to the nearest number of whole units).

Maximum: 200% of Grant Date Amount, subject to the Payout Cap (as defined below).

Threshold: 75% of Grant Date Amount, subject to the Payout Cap (as defined below).

If Threshold performance is not attained, 0% of the Grant Date Amount of PSUs will vest.

Metric:

“Company TSR” means (x) the End Price of a share of Common Stock minus the Start Price of a share of Common Stock, divided by (y) such Start Price and multiplied by (z) 100, assuming for such purpose the reinvestment in shares of the pre-tax value of the dividends, if any, paid on such shares for any dividend record dates that occur during the Performance Period.

“Start Price” means the average of the Fair Market Value (as defined in the 2008 Omnibus Incentive Plan) of a share of Common Stock on each of the 30 trading days ending with the first day of the Performance Period.

“End Price” means the average of the Fair Market Value of a share of Common Stock on each of the 30 trading days ending with the last day of the Performance Period.

“S&P 500 TSR” means total shareholder return for the S&P 500 for the Performance Period, as reflected in the S&P 500 Total Return Index as reported by Bloomberg.

The Committee shall adjust equitably the Start Price and/or the End Price, as calculated in accordance with the definitions thereof set forth above, to reflect any corporate transaction or event set forth in Section 4.2(b) of the 2008 Omnibus Incentive Plan that affects a share of Company common stock if such adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the PSU award.

Terms for Annual Performance-Vesting LTIP awards:

Performance Criteria:

You shall become vested in the Grant Date Amount of PSUs if at the end of each Performance Period (1) you are employed by the Company or as otherwise set forth in the award agreement and (2) the Company TSR is equal to the S&P 500 TSR. Subject to the Threshold and Maximum described below, for each percentage point (or fraction of a percentage point) that the Company TSR is over or under the S&P 500 TSR, you shall receive 1% (or a fraction thereof) more or less of your Grant Date Amount of PSUs, rounded to the nearest number of whole PSUs.

You shall become vested in and receive the Maximum number of PSUs if (1) you remain employed by the Company at the end of the Performance Period or as otherwise set forth in the award agreement and (2) the Company TSR is 100 percentage points above the S&P 500 TSR.

You shall become vested in the Threshold number of PSUs if (1) you are employed by the Company on the last day of the Performance Period or as otherwise set forth in the award agreement and (2) the Company TSR is equal to 25 percentage points below the S&P 500 TSR. You shall not vest in any PSUs if the Company TSR is more than 25 percentage points under the S&P 500 TSR.

Notwithstanding the foregoing, in no event shall the Fair Market Value (as defined in the 2008 Omnibus Incentive Plan) of the shares that are delivered in settlement of a PSU award exceed $6,000,000, measured as of the last day of the Performance Period (the “Payout Cap”).

Vested PSUs shall be settled in accordance with the terms of the Plan. PSUs that do not vest shall be forfeited.

Dividend Equivalents: You will not be eligible to receive dividend equivalents on your PSUs. You will be eligible to receive dividends upon your receipt of shares following vesting and settlement of the PSUs.

The terms of your awards will otherwise be set forth in the applicable PSU award agreement and in all respects will be subject to the terms of the 2008 Omnibus Incentive Plan.

Appendix B

AGREEMENT AND GENERAL RELEASE

Agreement and General Release (“Agreement”), by and between Duncan L. Niederauer (“Employee” or “you”), and the NYSE Euronext (the “Exchange”) on behalf of its past and/or present parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting as agents for the Exchange or in their individual capacities (collectively the “Exchange Entities”).

1. Concluding Employment. You acknowledge your separation from employment with the Exchange effective                     , 20     (the “Separation Date”), and that after the Separation Date you shall not be nor shall you represent yourself as being an employee, officer, agent or representative of the Exchange for any purpose. The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Exchange Entities. Following the Separation Date, you shall be paid or provided with all amounts and benefits described under Section 6(a) of the Employment Agreement between you and the Exchange dated as of May 29, 2008 (the “Employment Agreement”).

2. Exchange Covenants. In exchange for your waiver of claims against the Exchange Entities, the Exchange agrees to provide you, at such time and in such manner specified in your Employment Agreement, with those amounts and benefits set forth and described in Section 6(b) of that Agreement that are in addition to those payments and benefits described in Section 6(a) and that are specifically conditioned upon you executing and not revoking this Agreement.

3. Restrictive Covenants. You hereby agree that the noncompetition and nonsolicitation and other covenants and agreements set forth in Section 4 of the Employment Agreement shall survive in their entirety and you shall continue to be bound thereby in accordance with their terms. In addition, you agree not to make, participate in making, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which embarrass or adversely affect the morale of, any of the Exchange Entities or any of their respective present, former or future directors, officers, executives, employees and/or shareholders. You further agree not to make any negative statements, written or oral, relating to your employment, the termination of your employment, or any aspect of the business of the Exchange Entities. Nothing in this Agreement shall be construed to prevent you from making truthful statements when required by law, court order, or the like or to the extent reasonably necessary to enforce or defend rights arising under, or preserved by, the Employment Agreement or this Agreement.

4. Acknowledgement. You acknowledge and agree that the payment(s) and other benefits provided under Section 6(b) of the Employment Agreement: (i) are in full discharge of any and all liabilities and obligations of the Exchange to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Exchange and/or any alleged understanding or arrangement between you and the Exchange; and (ii) exceed(s) any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Exchange and/or any agreement between you and the Exchange.

5. Release. a. In consideration for the severance benefits being provided to you pursuant to paragraph 2 of this Agreement, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), hereby irrevocably and unconditionally forever release and discharge the Exchange and the Exchange Entities from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Exchange Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

b. Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Exchange Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Exchange Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Exchange Entities, subject to the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any claim under the New York State Human Rights Law, the New York City Administrative Code; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver or release of claims (A) that may arise after the date on which you sign this Agreement; or (B) that arise from the Exchange’s obligations under the terms of this Agreement or pursuant to Section 3(g) (Indemnification), Section 3(h) (D&O Insurance), Section 3(i) (Contingent Cutback), Section 3(j) (409A Compliance), Section 6(d) (No Mitigation/No Offset), Section 8 (Resolution of Disputes), and Section 11(b) of the Employment Agreement, (C) that relate to your rights to be indemnified and/or advanced expenses under applicable law or your rights under any applicable directors’ and officers’ or other liability insurance policy or policies or (D) any vested or accrued rights you have pursuant to any plan, program, policy, arrangement of, or any agreement with, any Exchange Entity. By releasing the claims described in this paragraph 5, you do not waive any claims that cannot be waived as a matter of law, including without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor or claims under the Age Discrimination in Employment Act that arise after the date of this Agreement.

6. Waiver of Relief. You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 5. Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

7. Cooperation. a. You agree that, subject to your personal and other business commitments, you will reasonably cooperate with the Exchange and/or the Exchange Entities and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge; provided that nothing herein shall require you to cooperate if such cooperation is adverse to your legal interests. The Exchange and/or the Exchange Entity, as applicable, agrees to reimburse you promptly for any reasonable and necessary expenses you incur in connection with such cooperation, including, but not limited to, reasonable travel, meals and attorneys’ fees and related expenses if you reasonably determine that separate representation of you is warranted. In no event shall any cooperation hereunder or otherwise exceed twenty (20) days per year. You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to provide documents or give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Exchange and/or the Exchange Entities, unless prohibited by law or regulation, you will give prompt notice of such request to Mr. Philippe Duranton, Executive Vice President and Global Head of Human Resources, NYSE Euronext, 11 Wall Street, New York, New York 10005 (or his successor or designee) and will make no disclosure until the Exchange and/or the Exchange Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

8. Confidentiality. Unless and until any Exchange Entity publicly discloses a finally and fully executed version of this Agreement, the terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you or any Exchange Entity to any person or entity without the prior written consent of the Exchange, except if required by law, and to your accountants, attorneys and/or immediate family or any prospective employer, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement. Notwithstanding the foregoing, this provision shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information, (ii) with respect to any litigation, arbitration or mediation involving this Agreement, including enforcement of this Agreement or (iii) in connection with any cooperation or assistance you provided pursuant to Section 6 above.

9. Return of Property. You represent that you have returned (or will return) to the Exchange all property belonging to the Exchange and/or the Exchange Entities, including but not limited to all proprietary and/or Confidential Information and documents in any form belonging to the Exchange, cell phone, Blackberry, beeper, keys, card access to the building and office floors, Employee Handbook, phone card, rolodex (if provided by the Exchange and/or the Exchange Entities), computer user name and password, disks and/or voicemail code. Notwithstanding the above, the Exchange will allow you to purchase your Exchange-issued laptop computer(s) at fair market value, provided that any such computer you purchase is first submitted to the Exchange for removal of any Confidential Information and you shall be permitted to retain (i) personal papers and other personal materials, including, but not limited to, photographs, personal correspondence, personal diaries, personal calendars and Rolodexes, personal files and personal phone books, (ii) information showing your compensation or relating to reimbursement of expenses and (iii) copies of plans, programs, policies and agreements relating to your employment or termination thereof.

10. Miscellaneous. a. This Agreement is not intended, and shall not be construed, as an admission that any of the Exchange Entities has, or you have, violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the other party.

b. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

11. Assignment. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

12. Entire Agreement. You understand that this Agreement constitutes the complete understanding between the Exchange and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Exchange Entities, including the Employment Agreement, but not including any equity or long-term incentive agreement or any other agreement between you and the Exchange entered into after May 29, 2008. No other promises or agreements shall be binding unless in writing and signed by both the Exchange and you after the Effective Date of this Agreement. Notwithstanding the foregoing, the following provisions of the Employment Agreement shall survive in accordance with their terms: Section 3(g) (Indemnification); Section 3(h) (D&O Insurance); Section 3(i) (Contingent Cutback); Section 3(j) (409A Compliance); Section 4 (Non-Competition and Non-Solicitation); Section 6(a) (Any Termination); Section 6(b) (Termination without Cause or With Good Reason); Section 6(d) (No Mitigation; No Offset); Section 7(Notices); Section 8 (Resolution of Disputes); Section 9 (Severability of Provisions), Section 10(b) (Amendments), Section 10(c) (Waivers); Section 11(a) (Binding), Section 11(b) (Assignability); Section 11(c) (Assignment); Section 12(b) (Death); and Section 12(c) (Governing Law).

13. Voluntary Agreement. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had at least 21 days (or 45 days if such longer period is required by ADEA) to consider its terms (but in no event less than the time period set forth in Section 6(b) of the Employment Agreement); (c) are hereby advised by the Exchange in writing to consult with an attorney of your choosing in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

14. Acceptance. You may accept this Agreement by signing it and returning it to Mr. Philippe Duranton (or his successor), Executive Vice President and Global Head of Human Resources, NYSE Euronext, 11 Wall Street, New York, New York 10005. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing delivered to Mr. Philippe Duranton or his successor at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign it (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above and in accordance with Section 6(b) of the Employment Agreement, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Exchange to provide you with severance benefits pursuant to paragraph 2 of this Agreement shall be deemed automatically null and void.

15. Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement.

Signature:	Date:

STATE OF	)
) ss.:
COUNTY OF	)

On this      day of                      20    , before me personally came                                  to me known and known to me to be the person described and who executed the foregoing Agreement, and s/he duly acknowledged to me that s/he executed the same.

Notary Public

NYSE EURONEXT

BY:	Date: